EXHIBIT 10.1

FIRST AMENDMENT TO SALES AND SERVICES AGREEMENT

            THIS FIRST AMENDMENT TO SALES AND SERVICES AGREEMENT (hereafter "First Amendment") is made effective the 1st day of January, 2009 (the "Effective Date") by and between Unifi Manufacturing, Inc., a North Carolina corporation ("Unifi") and Dillon Yarn Corporation, a South Carolina corporation ("DYC").  Unifi and DYC are sometimes hereinafter collectively referred to as the "parties" or individually as a "party."

RECITALS:

            WHEREAS, Unifi and DYC entered into a Sales and Services Agreement dated as of January 1, 2007 (the "Sales Agreement", the terms of which are incorporated herein by reference); and

            WHEREAS, the Initial Term of the Sales Agreement expires on December 31, 2008; and

            WHEREAS, Unifi desires to exercise its right to extend the Term of the Sales Agreement for an additional one (1) year period to December 31, 2009 in order to continue the orderly transition of the services provided by DYC to Unifi; and

WHEREAS, DYC hereby acknowledges its acceptance and agreement to the one year extension of the Sales Agreement; and

WHEREAS, the parties have agreed to amend certain provisions to the Sales Agreement as set forth below.

            NOW THEREFORE, in consideration of these premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

            1.         Sales Services.  Schedule A and Schedule B to the Sales Agreement are deleted in their entireties and replaced by Schedule A and Schedule B hereto respectively.

2.         Compensation for Services.  Section 3(a) of the Sales Agreement is deleted in its entirety and replaced by the following provision:

(a)        As consideration for the Sales Services and the Transitional Services, and subject to Section 3(b), Unifi shall pay DYC $1,700,000 per year (the "Base Amount"), in advance, in quarterly installments of $425,000 each.  Unifi shall reimburse DYC for the reasonable travel and entertainment expenses ("T&E expenses") of its Sales Staff and Executive Staff related to providing the Sales Services to Unifi pursuant to Unifi's policies and procedures related to T&E expenses.

Except as expressly stated herein, all of the other terms and conditions of the Sales Agreement shall continue in full and effect as originally written.  Any capitalized terms set forth herein that are not expressly defined shall have the meaning ascribed thereto in the Sales Agreement.  Should there be a conflict in the terms of this First Amendment and the Sales Agreement the terms of this First Amendment shall prevail and all applicable terms of the Sales Agreement shall be hereby deemed amended and modified as necessary to give effect to the intents and purposes of this First Amendment.

This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

UNIFI MANUFACTURING, INC. WILLIAM L. JASPER 12/1/08 By: ____________________________ Name: William L. Jasper Title: President and C.E.O.

DILLON YARN CORPORATION STEPHEN WENER By: ____________________________ Name: Stephen Wener Title: C.E.O.

Schedule A

Sales Staff

Ralph Mormile

            John Barrie

            William Clark

            Palmer Blair

Schedule B

Executive Staff

William Cohen

Mitchel Weinberger

Stephen Wener